Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces Third Quarter

2009 Results

•	Diluted EPS increased 83.1% to $1.08

•	26 new restaurants opened

•	Comparable restaurant sales increased 2.7%

Denver, Colorado – (Business Wire) – October 22, 2009 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its third quarter ended September 30, 2009.

Highlights for the third quarter of 2009 as compared to the third quarter of 2008 include:

•	Revenue increased 13.8% to $387.6 million
•	Comparable restaurant sales increased 2.7%
•	Restaurant level operating margin was 25.5%, an increase of 410 basis points
•	Net income was $34.5 million, an increase of 76.9%
•	Diluted earnings per share was $1.08, an increase of 83.1%

Highlights for the nine months ended September 30, 2009 as compared to the prior year period include:

•	Revenue increased 14.6% to $1.13 billion
•	Comparable restaurant sales increased 2.2%
•	Restaurant level operating margin was 25.1%, an increase of 340 basis points
•	Net income was $95.2 million, an increase of 55.6%
•	Diluted earnings per share was $2.96, an increase of 60.9%

“Our performance continues to be driven by our efficient business model, and our emphasis on doing just a few things, but always working hard to do them better. This approach to running our business enables us to continue to deliver impressive financial performance to our shareholders even in this challenging environment”, said Founder, Chairman, and Co-CEO, Steve Ells.

Third quarter 2009 results

Revenue for the third quarter of 2009 increased 13.8% to $387.6 million from $340.5 million in the third quarter of 2008. This growth in revenue was attributable to new restaurants not in the comparable base and a 2.7% increase in comparable restaurant sales in the third quarter. Comparable restaurant sales growth was due to the impact of menu price increases partially offset by a decline in customer visits.

Chipotle opened 26 new restaurants during the third quarter of 2009 and operated 911 restaurants as of the end of the quarter.

Restaurant level operating margins increased to 25.5% in the third quarter of 2009 from 21.4% in the third quarter of 2008, primarily due to menu price increases and labor efficiencies, partially offset by the impact of lower transaction volumes and increased occupancy costs.

General and administrative expenses were $24.6 million in the third quarter of 2009, or 6.3% of revenue, compared to $22.6 million in the third quarter of 2008, or 6.6% of revenue. The decrease as a percentage of revenue resulted from menu price increases, thoughtful management of expenses and an all manager conference held during the third quarter of 2008, partially offset by higher performance based bonus accruals in 2009.

Net income for the third quarter of 2009 was $34.5 million, or $1.08 per diluted share, compared to $19.5 million, or $0.59 per diluted share in the third quarter of 2008.

Results for the nine months ended September 30, 2009

Revenue for the nine months ended September 30, 2009 increased 14.6% to $1,130.9 million from $986.6 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and a 2.2% increase in comparable restaurant sales. Comparable restaurant sales growth was due to the impact of menu price increases partially offset by a decline in customer visits. Chipotle opened 76 new restaurants during the nine months ended September 30, 2009.

Restaurant level operating margins increased to 25.1% in the period, versus 21.7% in the nine months ended September 30, 2008 primarily due to menu price increases, labor efficiencies and a decrease in marketing and promotional spend, partially offset by the impact of lower transaction volumes and increased occupancy costs.

General and administrative expenses were $74.1 million for nine months ended September 30, 2009, or 6.5% of revenue, compared to $64.9 million, or 6.6% of revenue, for the prior year period. General and administrative expenses decreased as a percentage of revenue primarily due to the impact of menu price increases and thoughtful management of expenses, partially offset by higher performance-based bonus accruals and stock-based compensation expense for 2009.

Net income for the nine months ended September 30, 2009 was $95.2 million, or $2.96 per diluted share, compared to $61.2 million, or $1.84 per diluted share in the prior year period.

“What pleases me most about our results for the first nine months is that most of this success is the result of the hard work of our restaurant managers and crew, who by their increasingly efficient operation of our restaurants have allowed Chipotle to achieve some of the best margins in the restaurant industry, while creating exceptional restaurant experiences for our guests,” said Monty Moran, Co-CEO.

Outlook

For 2009, management expects the following:

•	Full year comparable restaurant increases in the low single digits

•	120-130 new restaurant openings

•	An effective tax rate of 38.1%

•	Diluted weighted average common shares outstanding of approximately 32.2 million

For 2010, management expects the following:

•	120-130 new restaurant openings

•	Flat comparable restaurant sales

•	An effective tax rate of approximately 38.5%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss third quarter 2009 financial results today at 4:30 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Co-Chief Executive Officer, Monty Moran, Co-Chief Executive Officer, and Jack Hartung, Chief Financial Officer. The conference call can be accessed live over the phone by dialing 1-888-211-9963 or 1-913-312-0382 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 4347835. The replay will be available until October 29, 2009. The call will be webcast live from the Company’s Web site at Chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity , Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates around 900 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, the number of restaurants we intend to open, our expected effective tax rate, and expected number of shares outstanding are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; risks related to our implementation of a new marketing strategy; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2009		2008
Revenue	$387,581	100.0%	$340,543	100.0%

Restaurant operating costs:
Food, beverage and packaging	119,473	30.8	112,412	33.0
Labor	96,419	24.9	89,534	26.3
Occupancy	28,677	7.4	24,483	7.2
Other operating costs	44,118	11.4	41,379	12.2
General and administrative expenses	24,555	6.3	22,645	6.6
Depreciation and amortization	15,451	4.0	13,769	4.0
Pre-opening costs	2,535	0.7	2,884	0.8
Loss on disposal of assets	1,544	0.4	2,379	0.7

	332,772	85.9	309,485	90.9

Income from operations	54,809	14.1	31,058	9.1

Interest and other income	132	0.0	931	0.3
Interest and other expense	(74)	0.0	(78)	0.0

Income before income taxes	54,867	14.2	31,911	9.4
Provision for income taxes	(20,403)	(5.3)	(12,434)	(3.7)

Net income	$34,464	8.9%	$19,477	5.7%

Earnings per share:
Basic	$1.09		$0.59

Diluted	$1.08		$0.59

Weighted average common shares outstanding:
Basic	31,625		32,862

Diluted	31,949		33,170

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2009		2008
Revenue	$1,130,873	100.0%	$986,624	100.0%

Restaurant operating costs:
Food, beverage and packaging	349,564	30.9	321,003	32.5
Labor	285,375	25.2	259,222	26.3
Occupancy	83,801	7.4	69,720	7.1
Other operating costs	128,626	11.4	122,649	12.4
General and administrative expenses	74,071	6.5	64,889	6.6
Depreciation and amortization	45,368	4.0	38,646	3.9
Pre-opening costs	5,996	0.5	9,118	0.9
Loss on disposal of assets	4,752	0.4	5,212	0.5

	977,553	86.4	890,459	90.3

Income from operations	153,320	13.6	96,165	9.7

Interest and other income	623	0.1	3,199	0.3
Interest and other expense	(333)	0.0	(227)	0.0

Income before income taxes	153,610	13.6	99,137	10.0
Provision for income taxes	(58,361)	(5.2)	(37,908)	(3.8)

Net income	$95,249	8.4%	$61,229	6.2%

Earnings per share:
Basic	$2.99		$1.86

Diluted	$2.96		$1.84

Weighted average common shares outstanding:
Basic	31,827		32,842

Diluted	32,168		33,261

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$238,446	$88,044
Accounts receivable, net of allowance for doubtful accounts of $366 and $608 as of September 30, 2009 and December 31, 2008, respectively	3,133	3,643
Inventory	5,858	4,789
Current deferred tax asset	3,371	2,557
Prepaid expenses	13,358	11,764
Income tax receivable	4,976	285
Available-for-sale securities	—	99,990

Total current assets	269,142	211,072
Leasehold improvements, property and equipment, net	622,026	585,899
Other assets	6,712	6,075
Goodwill	21,939	21,939

Total assets	$919,819	$824,985

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$32,555	$23,890
Accrued payroll and benefits	29,121	24,469
Accrued liabilities	25,371	28,347
Current portion of deemed landlord financing	89	82

Total current liabilities	87,136	76,788

Deferred rent	99,506	87,009
Deemed landlord financing	3,810	3,878
Deferred income tax liability	41,058	29,863
Other liabilities	6,627	4,857

Total liabilities	238,137	202,395

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2009 and December 31, 2008	—	—
Class A common stock, $0.01 par value, 200,000 shares authorized, and 15,031 and 14,453 shares issued as of September 30, 2009 and December 31, 2008, respectively	150	145
Class B common stock, $0.01 par value, 30,000 shares authorized, 18,425 shares issued as of September 30, 2009 and December 31, 2008	184	184
Additional paid-in capital	535,660	501,993
Treasury stock, at cost, 1,823 and 692 class B common shares at September 30, 2009 and December 31, 2008, respectively	(100,228)	(30,227)
Accumulated other comprehensive loss	(21)	(193)
Retained earnings	245,937	150,688

Total shareholders’ equity	681,682	622,590

Total liabilities and shareholders’ equity	$919,819	$824,985

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2009	2008
Operating activities
Net income	$95,249	$61,229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,368	38,646
Deferred income tax provision	10,381	13,218
Loss on disposal of assets	4,752	5,212
Bad debt allowance	(245)	404
Stock-based compensation	11,479	8,540
Other	172	(54)
Changes in operating assets and liabilities:
Accounts receivable	755	387
Inventory	(1,069)	(1,153)
Prepaid expenses	(1,594)	(3,084)
Other assets	(637)	(569)
Accounts payable	3,230	4,884
Accrued liabilities	1,676	(1,678)
Income tax receivable/payable	(4,691)	6,340
Deferred rent	12,497	16,929
Other long-term liabilities	1,770	1,411

Net cash provided by operating activities	179,093	150,662

Investing activities
Purchases of leasehold improvements, property and equipment, net	(80,282)	(110,010)
Maturity of available-for-sale securities	99,990	20,000

Net cash provided by (used in) investing activities	19,708	(90,010)

Financing activities
Proceeds from option exercises	11,406	206
Excess tax benefit on stock-based compensation	10,257	205
Payments on deemed landlord financing	(61)	(56)
Acquisition of treasury stock	(70,001)	—

Net cash provided by (used in) financing activities	(48,399)	355

Net change in cash and cash equivalents	150,402	61,007
Cash and cash equivalents at beginning of period	88,044	151,176

Cash and cash equivalents at end of period	$238,446	$212,183

Supplemental disclosures of cash flow information
Increase/(decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$5,435	$(4,485)

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008
Number of restaurants opened	26	24	26	39	20
Restaurant relocations or closures	(1)	—	(1)	—	—
Number of restaurants at end of period	911	886	862	837	798
Average restaurant sales	$1,736	$1,734	$1,755	$1,763	$1,768
Comparable restaurant sales increases	2.7%	1.7%	2.2%	3.5%	3.1%